Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of this 1st day of June, 2017 (the “Effective Date”) by and between Kristi Jones (“Employee”) and NexImmune, Inc. (“Company”).

WHEREAS, Employee currently serves as Company’s Chief Business Officer, and Company and Employee desire that Employee continue to serve in such capacity pursuant to the terms and conditions set forth below.

NOW THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Term. This Agreement shall relate to the services of Employee commencing as of the Effective Date. This Agreement is terminable at-will; as such, this Agreement may be terminated by either party at any time, with or without Cause, subject to the terms and conditions set forth herein.

2. Nature of Position. Employee shall render full-time professional services to Company in the capacity of Chief Business Officer. Employee shall at all times, to the best of his or her ability, perform all duties that may be required by virtue of his or her position, as set forth in Company’s by-laws or corporate policies.

3. Compensation: Benefits.

A. Salary. As of the Effective Date, and for so long as Employee continues to serve as an employee of the Company, Employee shall be entitled to a salary of $270,000.00 annually (“Annual Salary”), subject to adjustment for increase by the Board, which shall review Employee’s salary and performance on at least an annual basis. Notwithstanding the foregoing, until the closing of any one of the following: the Company’s Series A, or a significant financing in excess of $10 Million through alternative mechanisms, or Change of Control (a “Major Financing”); or one or more rounds of bridge financing pursuant to which the Company will have raised at least $10 Million since January of 2017 (“Bridge Financing”), Employee will be paid on the basis of an annual salary of $200,000.00 (“Paid Salary”). Upon closing of a Major Financing, Company will pay to Employee a one-time bonus equal to the Annual Salary minus the Paid Salary, multiplied by a fraction, the numerator of which is the number of days from this Agreement to the date of Major or Bridge Financing and the denominator of which is 365 (“Bonus”). The Bonus will be paid within ten (10) days of such closing. Company will pay Employee the Annual Salary upon the closing of a Major or Bridge Financing in a go forward manner as described below. If employee has been terminated at the time of Major or Bridge Financing, Company will pay the Bonus pursuant to this Paragraph 3.A based on number of days from this Agreement to the last day of employment using the calculation above. Employee’s salary shall be paid at regular intervals in accordance with Company’s standard payroll practices.

B. Stock Options. In further consideration of Employee’s services rendered under this Agreement, Company has previously granted Employee stock options pursuant to its stock incentive plan to purchase Common Stock of Company. Upon the closing a Major Financing, Company will further grant to Employee stock options pursuant to its stock incentive plan to purchase Common Stock of Company such that upon closing of a Major Financing, Employee’s unvested options will total 1.23% of the fully diluted equity of the Company, including, but not limited to, all preferred equity, convertible debt on a converted basis, any outstanding options or warrants and the management option pool. This top up stock option grant will be calculated based on Employee’s unvested shares at the time of grant, shall exclude shares vested or shares purchased by Employee, and will be subject to the terms of a separate stock option agreement between Employee and the Company. Seventy five percent (75%) of the additional Stock options shall vest monthly in equal portions over a three (3) year period and twenty five percent (25%) will vest upon achievement of the milestone set forth in Exhibit A.

C. Bonus. Employee shall be entitled to receive an annual bonus for each calendar year set by the Board in its sole discretion and based on such factors as the Board deems appropriate up to 40% of Employee’s then-current salary. Employee must be employed on the last day of the calendar year to earn and be paid the annual bonus, with such bonus determined in good faith and paid when bonuses are otherwise paid to employees; provided, however, that a pro-rata portion of such bonus will be paid to Employee in the event Employee’s employment ends prior to the last day of a calendar year due to Constructive Termination, death or disability.

D. Fringe Benefits. During the term of the agreement, Employee shall have the right to the following fringe benefits:

i. Employee shall be eligible to participate in any incentive compensation plan, pension or profit-sharing plan, stock purchase or stock option plan to the same extent as other similarly situated employees of the Company, subject to the terms of the applicable plan.

ii. Employee shall be entitled to participate in all health insurance, dental insurance, long-term disability insurance and other employee benefit plans instituted by the Company from time to time on the same terms and conditions as other similarly situated employees of the Company, to the extent permitted by law and subject to the terms of the applicable plan.

iii. The benefits made available by the Company, and the rules, terms and conditions for participation in such benefit plans, may be changed by the Company at any time and from time to time without advance notice.

E. Severance Rights. In case of a Triggering Event and subject to Paragraph 3.E.iv, Employee shall have the following additional rights:

i. Severance Payments. Company shall pay Employee’s then-current salary for a period of twelve months from the Triggering Event. Company shall pay any bonus pursuant to Paragraph 3.C.

ii. Vesting of Equity. Notwithstanding any provisions to the contrary contained in any stockholders agreement, option agreement, award agreement or other agreement, immediately upon the Triggering Event, all of Employee’s unvested options referenced in Paragraph 3.B, along with any other restricted stock, stock options, or other equity subject to forfeiture or rights of repurchase, shall fully vest and (in the case of options) become exercisable.

iii. Health Care Coverage. Employee shall be eligible for at least 18 months of health care coverage consistent with current plan through COBRA.

iv. Release. The Company’s obligations under this Paragraph 3.E are expressly conditioned upon Employee’s execution (and non-revocation) of a release of claims (the “Release”) in a form to be provided by the Company. The Release will carve out rights to indemnification and directors and officers liability insurance, if applicable, post employment amounts due pursuant to this Paragraph 3.E, and vested benefits and vested equity. The Release must be effective and irrevocable prior to the 60th day following the termination of Employee’s employment, and any severance payable to Employee will be paid pursuant to the Company’s regular payroll schedule commencing on the first payroll date following the effective date of the Release, provided that if the Release review period begins in one tax year and ends in a later tax year, the payment of the severance will commence in the later tax year following the date the Release is effective and irrevocable. The first installment will include those payments that would have been made to Employee had the payments commenced on the first payroll date following Employee’s termination of employment.

F. Employee’s Death or Disability. In the event of a termination of Employee’s employment with the Company due to death or disability, Employee (or, in the case of Employee’s death, Employee’s beneficiary or if no such person is designated, to Employee’s estate or personal representative) shall be entitled to payment of: (i) all accrued and unpaid base salary and all accrued but unused vacation time for the then-current annual period; (ii) all unreimbursed business expenses incurred through the date of termination; and (iii) any bonus pursuant to Paragraph 3.C. Such benefits are payable in a lump sum within thirty (30) days after the date of Employee’s termination, or such earlier date as may be required by applicable law.

G. Expense Reimbursement. Employee shall be entitled to reimbursement of all reasonable and actual out-of-pocket expenses incurred by him or her in the performance of his or her services to the Company consistent with corporate policies, provided that the expenses are properly accounted for. Any such reimbursement will be made to as soon as administratively feasible following submission of such documentation of such expense, but shall be made no later than the calendar year following the calendar year in which such expense is incurred.

4. Non-Disclosure and Assignment Agreement. Employee acknowledges and agrees that the Information, Inventions, Non-Competition and Non-Solicitation Agreement previously executed by him in favor of Company, the terms of which are hereby incorporated by reference, remains in full force and effect.

5. Indemnification. Employee shall be entitled to indemnification, in accordance with the applicable provisions of the Company’s Articles of Incorporation, the Company’s Bylaws and any Indemnification Agreement entered into by Employee and Company, against all expense, liability, and loss (including attorney’s fees and settlement payments) which Employee may incur by reason of any action, suit or proceeding arising from or relating to the performance of Employee’s duties as an officer or director of the Company.

6. Warranties. Each party warrants that there is no prior contract which conflicts, or shall interfere in any manner, with that party’s performance of this Agreement. Each party warrants that its execution of this Agreement has been duly authorized and shall not violate any laws which may be applicable to that party. The parties have read and understand the terms of this Agreement, have sought and obtained legal counsel as they deem appropriate, and are freely entering into this Agreement, without reliance upon any statements or representations not contained herein.

7. Employee’s Attorney’s Costs. Company shall reimburse Employee for reasonable attorney’s costs incurred by Employee in connection with the preparation of this Agreement up to a maximum of Five Thousand Dollars.

8. Definitions. For purposes of this Agreement the following defined terms shall have the meanings set forth below:

“Cause” shall mean the occurrence of any of the following: (i) Employee has been indicted or convicted of a felony or a serious crime involving moral turpitude, including any plea of guilty or nolo contendere; (ii) Employee has engaged in fraudulent or materially dishonest actions in connection with the performance of his or her duties hereunder; (iii) Employee’s willful and grossly negligent or repeated refusal to perform his or her material duties or responsibilities after written notice of such failure; (iv) Employee’s material violation of any material written policies and procedures of the Company; and/or (v) Employee’s material breach of any of the material terms of this Agreement or any other material agreement that Employee now has or later has with the Company and/or any of its affiliates that is not cured within fifteen days (15) days after written notice thereof.

“Change in Control” shall mean the occurrence of any of the following: (i) any bona fide sale, conveyance or disposition of all or substantially all of the Company’s assets (including, without limitation, a grant of an exclusive license or exclusive licenses to all or substantially all of the Company’s intellectual property); (ii) the acquisition of the Company by means of consolidation, merger or other form of corporate reorganization by a single or related series of transactions in which the outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a reincorporation transaction); unless the Company’s stockholders of record as constituted immediately prior to such sale, conveyance, disposition or acquisition will hold more than fifty percent (50%) of the voting power of the surviving entity immediately following such sale, conveyance, disposition or acquisition; or (iii) any person or group of persons becomes the beneficial owner of more than fifty percent (50%) of the voting power of the Company for the election of directors.

“Constructive Termination” shall mean Employee’s termination of his or her employment as a result of the material breach by Company of this Agreement, including (without limitation) any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities of Employee, provided that no such breach shall be considered a Constructive Termination unless Employee has provided Company with written notice of such breach within ninety (90) days of the breach first occurring and Company has failed to cure such breach within the thirty (30) day period following receipt of such notice. Employment will subsequently terminate sixty (60) days after cure period concludes.

“Triggering Event” shall mean the occurrence of any of the following: (i) the termination by the Company, for any reason other than for Cause, of Employee’s employment; (ii) a Constructive Termination; or (iii) a Change in Control.

9. Governing Law. This Agreement shall be governed under the internal laws of the State of Maryland, without regard to conflicts of law principles.

10. Disputes. In the event of any difference of opinion or dispute between the parties with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, such dispute shall be subject to the exclusive jurisdiction of the federal and State courts located in Maryland. Each party hereby submits to the jurisdiction of, and waives any objection to venue in, any such court for purposes of adjudicating any such dispute.

11. Binding Effect. This Agreement shall bind and inure to the benefit of each party, and each of their successors, shareholders, assigns, heirs, executors, administrators, directors, managers, officers, partners, attorneys, agents, servants and employees.

12. Entire Agreement. This Agreement, plus any equity grants, represents the entire agreement between the parties regarding the subject matter hereof and shall supersede all previous communications, representations, understandings and agreements, including any employment agreements, whether oral or written, by or between the parties with respect thereto. Specifically, the Employment Agreements dated January 1, 2014 and February 27, 2017, by and between the parties are hereby terminated and Employee waives all rights and claims that Employee may have pursuant to such Employment Agreements, including, without limitation, all claims of breach by Company.

13. Notices. Any notice or other communication required or permitted under this Agreement shall be deemed given on the day it is delivered in person, or on the third business day following the day in which it was mailed, by first class, registered, or certified mail, to the address of the party to receive the notice.

14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

15. Titles. Titles of the paragraphs of this Agreement are intended solely for convenience of reference and no provision of this Agreement is to be construed by reference to the title of any paragraph.

16. Other Professional Activities. Subject to the Company’s written approval, Employee may perform certain other professional activities not related to her or his employment with the Company, but consistent with standard practice so long as those activities do not interfere with his or her obligations to the Company. The CEO will review for approval, at the Company’s sole discretion, these outside activities as requested by Employee. No such approval by the Company will be deemed or construed to modify this Agreement or the Employee Proprietary Information, Inventions, Non-Competition and Non-Disclosure Agreement. Employee is serving as an advisor or mentor to a non-profit organization supporting start-up companies led by women, and the provision of advisory services to First Principals Advisory is approved.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

NexImmune, Inc.

By:	/s/ Kenneth Carter
Name: Kenneth Carter
Title: Chief Executive Officer

Employee

/s/ Kristi Jones
Kristi Jones